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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                             SOLA INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

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
                Delaware                                1-13606                              94-3189941
    (State or other jurisdiction of             (Commission file number)                  (I.R.S. Employer
     incorporation or organization)                                                      Identification No.)

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                      10590 West Ocean Air Drive, Suite 300
                               San Diego, CA 92130
                    (Address of principal executive offices)
                                  (858)509-9899
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. /X/

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

Securities Act registration statement to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(b) of the Act:

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                                               Name of each exchange on which
Title of each class to be so registered        each class is to be registered
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Preferred Stock Purchase Rights                New York Stock Exchange
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Securities to be registered pursuant to Section 12(g) of the Act:  None

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Item 1 DESCRIPTION OF REGISTRANTS SECURITIES TO BE REGISTERD

     Reference is made to the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, dated August 27, 1998 by Sola International Inc., a Delaware corporation (the "Company"), relating to the rights distributed to the shareholders of the Company in connection with the Rights Agreement, dated August 27, 1998 (the "Rights Agreement") between the Company and BankBoston, N.A., as predecessor to EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agent").

     On December 5, 2004, Sola International Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Carl Zeiss TopCo GmbH, a German company ("GMBH"), and Sun Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of GMBH (the "Merger Subsidiary"). The Merger Agreement provides for the acquisition of the Company by GMBH pursuant to a merger (the "Merger") of the Merger Subsidiary with and into the Company with the Company surviving as an indirect wholly-owned subsidiary of GMBH. Subject to the terms and conditions of the Merger Agreement, each issued and outstanding share of the Company's common stock would be converted into the right to receive $28.00 in cash. The consummation of the Merger is subject to the approval of the Company's stockholders, United States and international antitrust approvals, completion of the financing for the Merger, contribution by Carl Zeiss AG of certain businesses to GMBH and other customary closing conditions.

     GMBH has received a commitment letter for a portion of the financing needed to complete the Merger. The commitment letter does not contain any significant conditions other than those set forth in the Merger Agreement and the completion of definitive documentation for the financing. The remainder of the financing will be provided by Carl Zeiss AG and the EQT III Fund.

     In connection with the Merger Agreement, on December 5, 2004, the Company, amended (the "Rights Agreement Amendment") the terms of its outstanding Preferred Stock Purchase Rights and its Rights Agreement. The Rights Agreement Amendment exempts, among other things, the Merger Agreement and the transactions contemplated thereby from the operation of the Rights.

Item 2 Exhibits.

     Exhibits. The following exhibits are filed herewith:

        Exhibit No.              Description
        -----------              -----------

          10.1 Rights Agreement, dated as of August 27, 1998, between the Company and BankBoston, N.A., as predecessor to EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A (File No. 001-13606))

          10.2 Form of Amendment No. 1 to Rights Agreement, dated as of December 5, 2004, between the Company and EquiServe Trust Company, N.A., as successor to BankBoston, N.A. (incorporated by reference to Exhibit 10.2. to the Company's Form 8-K, filed with the Commission on December 5, 2004)


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                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 5, 2004


                               SOLA INTERNATIONAL INC.


                               By: /s/ Jeremy C. Bishop
                                   ------------------------------------
                                   Name:  Jeremy C. Bishop
                                   Title: President and Chief
                                          Executive Officer